UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2015

TRULI MEDIA GROUP, INC.

 (Exact name of registrant as specified in Charter)

Delaware	000-53641	26-3090646
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

515 Chalette Drive

Beverly Hills, CA 90210

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (310) 274-0224

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sale of Equity Securities.

On December 16, 2015 (“Effective Date”), Truli Media Group, Inc. (the “Company”) issued an unsecured, convertible promissory note (the “Note”) to Michael Jay Solomon, its sole executive officer, in the original principal amount of $1,955,933.91. The Note, which carries interest at the rate of four (4%) percent per annum, was issued in exchange for a pre-existing obligation of the Company to Mr. Solomon in the same amount as the Note’s original principal amount. The Note is convertible into shares of the Company’s common stock, $.0001 par value per share, at the rate of $0.02 per share or an aggregate of 97,796,695 shares. If converted in full, the Note would represent approximately 97.4% of the Company’s issued and outstanding common stock.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a consequence of the issuance of the Note, the Company increased its authorized but unissued common stock capital by amending and restating its Certificate of Incorporation on December 17, 2015 (the “Restated Certificate”). Such Restated Certificate increased the number of the shares of the Company’s authorized common stock, par value $.0001 per share, from 100,000,000 to 250,000,000. The Restated Certificate did not in any way affect any issued or outstanding shares of the Company’s common stock nor its authorized preferred stock. The filing of the Restated Certificate was approved by the board of directors of the Company and a majority of the outstanding capital stock by the stockholders pursuant to a written consent.

The Company has filed a preliminary information statement on Schedule 14C with the Securities and Exchange Commission (“Commission”) on the date hereof, and a definitive information statement will be mailed to the Company’s shareholders of record once the definitive information statement is filed with the Commission. The information statement further describes the Restated Certificate.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

3.01	Amended and Restated Certificate of Incorporation of the Company
10.01	4% Unsecured Convertible Promissory Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2015	TRULI MEDIA GROUP, INC.

	By:	/s/ Michael Jay Solomon
Michael Jay Solomon
Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

3.01	Amended and Restated Certificate of Incorporation of the Company
10.01	4% Unsecured Convertible Promissory Note

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